Exhibit 10.11

EXECUTION VERSION

VIKING CRUISES LTD

AND EACH OF THE GUARANTORS PARTY HERETO

5.875% SENIOR NOTES DUE 2027

INDENTURE

Dated as of September 20, 2017

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

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EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of September 20, 2017 among Viking Cruises Ltd, an exempted company incorporated with limited liability organized under the laws of Bermuda (the “Company”), the Guarantors (as defined) party hereto and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (in such capacity, the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the Company’s 5.875% Senior Notes due 2027 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at September 15, 2022 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through September 15, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.

For the avoidance of doubt, calculation of the Applicable Premium shall not be an obligation or duty of the Trustee or the Registrar or any Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests by any Restricted Subsidiary or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Restricted Subsidiaries (in each case, other than directors’ qualifying shares and shares to be held by third parties to meet the applicable legal requirements).

Notwithstanding the preceding provisions, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (i) $20.0 million and (ii) 5.0% of Consolidated EBITDA of the Company for the most recent Calculation Period, determined at the time of the making of such disposition;

(2) a transfer of assets or Equity Interests between or among the Company and any Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4) the sale, lease or other transfer of inventory, insurance proceeds or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) licenses and sublicenses by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) any transfer, assignment or other disposition deemed to occur in connection with the creation or granting of Liens not prohibited by Section 4.12 hereof;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate Section 4.07 hereof, or a Permitted Investment;

(10) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person) related to such assets;

(13) the sale of any property in a sale and leaseback transaction that does not violate Section 4.16 hereof that is entered into within six months of the acquisition of such property;

(14) time charters and other similar arrangements in the ordinary course of business; and

(15) any Total Loss.

“Attributable Debt” means, with respect to any sale and leaseback transaction at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Company to be the interest rate implicit in the lease determined in accordance with IFRS, or, if not known, at the Company’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means (1) Title 11, U.S. Code, (2) the Companies Act 1981 under Bermuda law, (3) the Conveyancing Act 1983 under Bermuda law, and (4) any other law of the United States or Bermuda (or, in each case, any political subdivision thereof) or any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or a place of payment under this Indenture are authorized or required by law, regulation or executive order to close.

“Calculation Period” means, as of any date of determination, the most recently ended four full fiscal quarters of the Company for which internal financial statements are available.

“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS and the Stated Maturity thereof will be the date of last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Company’s option;

(2) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland, the United Kingdom, Australia or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency; provided, further, that any cash held pursuant to clause (6) below not covered by the foregoing may be held through overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company organized and operating in the applicable jurisdiction;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(5) money market funds or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition; and

(6) cash in any currency in which the Company and its subsidiaries now or in the future operate, in such amounts as the Company determines to be necessary in the ordinary course of their business.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act)) other than the Principal or a Related Party of the Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than the Principal and/or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the issued and outstanding Voting Stock of the Company measured by voting power rather than number of shares.

“Clearstream” means Clearstream Banking, S.A.

“Company” means Viking Cruises Ltd, an exempted company incorporated with limited liability organized under the laws of Bermuda, and any and all successors thereto.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(2) the Fixed Charges of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(3) depreciation, amortization (including amortization of intangibles and deferred financing fees but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(4) any expenses, charges or other costs related to any Equity Offering permitted by this Indenture or relating to the offering of the Notes, in each case, as determined in good faith by the Company; plus

(5) the amount of any management, monitoring, consulting and advisory fees and related expenses paid in such period to consultants and advisors; plus

(6) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expense are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(4)(c)(v) hereof; plus

(7) any Pre-Launch Expenses; plus

(8) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; minus

(9) non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) through (12) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with IFRS.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) attributable to such Person and its Subsidiaries which are Restricted Subsidiaries for such period, out of such Person’s consolidated net income (excluding the net income (loss) of any Unrestricted Subsidiary), determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:

(1) any goodwill or other intangible asset impairment charges will be excluded;

(2) the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(3) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(4)(c)(i) hereof, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Notes or this Indenture); except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor), to the limitation contained in this clause);

(4) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) or in connection with the sale or disposition of securities will be excluded;

(5) any extraordinary, non-recurring, unusual or exceptional gain, loss or charge or any profit or loss on the disposal of property, investments and businesses, asset impairments, or any non-cash charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions will be excluded;

(6) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded;

(7) all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness will be excluded;

(8) any one time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Company or its Subsidiaries will be excluded;

(9) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded; provided that any such gains or losses shall be included during the period in which they are realized;

(10) (x) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and (y) any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded;

(11) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary will be excluded; and

(12) the cumulative effect of a change in accounting principles will be excluded; except that with respect to a change in accounting principle (x) to comply with the treatment of direct marketing and advertising costs under IAS 38, Intangible Assets or (y) with respect to Vessels from the fair value method to the cost method, the cumulative effect of such change will be included from October 1, 2012 for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(4)(c) hereof.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all preferred stock of Restricted Subsidiaries of the Company, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Facilities” means one or more debt facilities or commercial paper facilities or debt securities or other forms of debt financing, in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit, or debt securities, including any related notes, guarantees, collateral documents, indentures, agreements relating to Hedging Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended and restated, modified, renewed, extended, supplemented, refunded, replaced, restructured in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility), securities or instruments, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any particular time its corporate trust business in Los Angeles, California shall be principally administered, which office as of the Issue Date is located at 400 South Hope Street, Suite 400, Los Angeles, California 90017, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the Issue Date is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division – Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Company.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Proceeds Restricted Payment” means any Restricted Payment with that portion of the proceeds from the offering by the Company of its 8.50% Senior Notes due 2022 used by the Company to (1) purchase or exchange Equity Interests and preferred shares of Viking River Cruises Ltd in an aggregate amount not to exceed $50.0 million or (2) pay a dividend to Viking Holdings Ltd in an aggregate amount of $20.0 million.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the date that the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (a) of Equity Interests of the Company (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions) or (b) of Equity Interests of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed to the equity capital of the Company or any of its Restricted Subsidiaries.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

“Existing Notes” means (i) the 8.50% Senior Notes due 2022 issued pursuant to the Indenture dated as of October 19, 2012, as amended and supplemented, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee and (ii) the 6.250% Senior Notes due 2025 issued pursuant to the Indenture, dated as of May 8, 2015, as amended and supplemented, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the Company’s Chief Executive Officer or responsible accounting or financial officer of the Company.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Company) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to Section 4.09(b) hereof or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 4.09(b) hereof.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Company and may include anticipated expense and cost reduction synergies that would be permitted to be included in a pro forma prepared in accordance with Regulation S-X under the U.S. Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs), non-cash interest payments, the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of the Company.

Notwithstanding any of the foregoing, Fixed Charges shall not include any payments on any operating leases.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets, sureties or otherwise).

“Guarantors” means any Restricted Subsidiary that guarantees the Notes in accordance with the provisions of this Indenture, including but not limited to the Initial Guarantors, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes resold to Institutional Accredited Investors.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board or any successor board or agency as in effect on the date of the Offering Memorandum, or with respect to Section 4.03 hereof, as in effect on the Issue Date; provided that, at any time after adoption of GAAP by the Company for its financial statements and reports for all financial reporting purposes, the Company may irrevocably elect to apply GAAP for all purposes of this Indenture, and, upon any such election, references in this Indenture to IFRS shall be construed to mean GAAP as in effect on the date of such election and thereafter from time to time; provided, further, that (1) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of GAAP; provided that the Board of Directors of the Company may elect not to comply with ASC 340-20 Other Assets and Deferred Costs — Capitalized Advertising Costs and, as determined in good faith by the Board of Directors of the Company, any other GAAP requirement inconsistent with industry practice which non-GAAP practices shall be explained in reasonable detail in the footnotes to such financial statements, (2) from and after such election, all ratios, computations, calculations and other determinations based on IFRS contained in this Indenture shall be computed in conformity with GAAP (other than with respect to ASC 340-20 Other Assets and Deferred Costs — Capitalized Advertising Costs and Capital Lease Obligations) with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (3) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Section 4.07 hereof or any Incurrence of Indebtedness Incurred prior to the date of such election pursuant to Section 4.09 hereof (or any other action conditioned on the Company and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be and (4) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under GAAP. The Company shall give written notice of any election to the Trustee and the Holders of Notes with 15 days of such election. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness, and (ii) nothing herein shall prevent the Company or any Restricted Subsidiary from adopting or changing its functional or reporting currency in accordance with IFRS, or GAAP, as applicable; provided that (A) from and after such election, all ratios, computations, calculations and other relevant determinations shall be computed using such newly adopted or changed functional or reporting currency, and (B) such adoption or change shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant Section 4.07 hereof or any incurrence of Indebtedness incurred prior to the date of such adoption or change pursuant to Section 4.09 hereof (or any other action conditioned on the Company and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be. For the avoidance of doubt, any treatment of operating leases under this Indenture shall be in accordance with IFRS as in effect on the date hereof.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(3) representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

(6) representing any Hedging Obligations; and

(7) representing Attributable Debt;

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(1) anything accounted for as an operating lease in accordance with IFRS as at the date of this Indenture;

(2) contingent obligations in the ordinary course of business;

(3) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(4) deferred or prepaid revenues;

(5) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the applicable seller; or

(6) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means Dilo Holdings Limited, Laspenta Holdings Limited, Passenger Fleet Ltd, Viking Catering AG, Viking Croisieres S.A., Viking Cruises China Ltd, Viking Ocean Cruises Finance Ltd, Viking Ocean Cruises Ltd, Viking Ocean Cruises II Ltd, Viking Ocean Cruises Ship I Ltd, Viking Ocean Cruises Ship II Ltd, Viking Ocean Cruises Ship V Ltd, Viking Ocean Cruises Ship VI Ltd, Viking Ocean Cruises Ship VII Ltd, Viking Ocean Cruises Ship VIII Ltd, Viking Ocean Cruises Ship IX Ltd, Viking Ocean Cruises Ship X Ltd, Viking Ocean Cruises Ship XI Ltd, Viking Ocean Cruises Ship XII Ltd, Viking River Cruises (Bermuda) Ltd, Viking River Cruises (International) LLC, Viking River Cruises AG, Viking River Cruises Ltd, Viking River Cruises UK Limited, Viking River Cruises, Inc., Viking River Tours Ltd, Viking Sea Ltd, Viking Services Ltd, Viking Sun Ltd and Viking USA LLC.

“Initial Notes” means the $550.0 million aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Credit Suisse Securities (USA) LLC.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the U.S. Securities Act, who are not also QIBs.

“Intercompany Loan” means the intercompany loan made by the Company to Viking Ocean Cruises Finance Ltd, dated October 19, 2012 and as in effect on the Issue Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with IFRS. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means September 20, 2017.

“Jones Act Compliant Entity” means any Person in which the Company or any Restricted Subsidiary makes an Investment in accordance with the foreign ownership requirements of 46 U.S.C. Chapter 551, 46 U.S.C. §50501, and 46 U.S.C. §12103 (collectively, the “Jones Act”), provided:

(1) such Person is designated by the Board of Directors of the Company as a Jones Act Compliant Entity pursuant to a resolution of the Board of Directors, which will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation, and

(2) the passenger cruise vessels owned by and registered (or to be owned by and registered) in the name of such Jones Act Compliant Entity are chartered or will be chartered exclusively for use in U.S. territorial waters by the Company or any Guarantor.

Notwithstanding any provisions or related definitions to the contrary in this Indenture,

(1) (i) all Indebtedness incurred by a Jones Act Compliant Entity (excluding, for the avoidance of doubt, intercompany Indebtedness payable to the Company or any of its other Restricted Subsidiaries) shall be deemed to be consolidated Indebtedness of the Company and not limited to the Company’s or any Restricted Subsidiary’s pro rata share of such Indebtedness, and (ii) all Fixed Charges of a Jones Act Compliant Entity (excluding, for the avoidance of doubt, Fixed Charges payable to the Company or any of its other Restricted Subsidiaries) shall be included in the consolidated Fixed Charges of the Company and not limited to the Company’s or any Restricted Subsidiary’s pro rata share of the Fixed Charges of such Jones Act Compliant Entity,

(2) except as provided in clause (3) immediately below, the Company’s equity in the net income of a Jones Act Compliant Entity shall be included in the Company’s Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed to the Company or any Restricted Subsidiary,

(3) solely for purposes of calculating the Fixed Charge Coverage Ratio and the Secured Indebtedness Leverage Ratio, all of the net income (loss) of a Jones Act Compliant Entity shall be included in the Company’s Consolidated Net Income and the Company’s Consolidated EBITDA, and

(4) for purposes of Section 4.10 and related definitions,

(i) the issuance of Equity Interests by any Jones Act Compliant Entity to any Person (other than the Company or any Restricted Subsidiary) shall not be deemed to be an Asset Sale if either (x) the aggregate Fair Market Value (measured on the date each issuance was made and without giving effect to subsequent changes in value) of all Equity Interests issued by such Jones Act Compliant Entity to any Person (other than the Company or any Restricted Subsidiary) does not exceed $10.0 million or (y) following such issuance, the Company or such Restricted Subsidiary would maintain its proportionate ownership interest prior to such issuance, and

(ii) with respect to any Asset Sale by any Jones Act Compliant Entity, (x) in addition to the application of Net Proceeds permitted by Section 4.10(b), the Net Proceeds received by such Jones Act Compliant Entity may be applied to repay intercompany Indebtedness between the Company or any Restricted Subsidiary, as lender, and such Jones Act Compliant Entity, as borrower, and (y) only the Company’s or such Restricted Subsidiary’s pro rata share of the Net Proceeds received by such Jones Act Compliant Entity shall be subject to Sections 4.10(b), (c), (d) and (e) so long as at the time of such Asset Sale, there is no intercompany Indebtedness between the Company or any Restricted Subsidiary, as lender, and such Jones Act Compliant Entity, as borrower.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers or employees of any Company or any Restricted Subsidiary:

(1) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2) in respect of moving related expenses incurred in connection with any closing or consolidation of any office; or

(3) in the ordinary course of business and (in the case of this clause (3)) not exceeding $1.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS.

“New Vessel Aggregate Secured Debt Cap” means the sum of each of the New Vessel Secured Debt Caps (with such New Vessel Aggregate Secured Debt Cap to be expressed as the sum of the euro and U.S. dollar denominations of the New Vessel Secured Debt Caps reflected in the New Vessel Aggregate Secured Debt Cap).

“New Vessel Financing” means any financing arrangement (including any sale and leaseback transaction) entered into by the Company, any Guarantor or any Jones Act Compliant Entity for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Capital Stock of Persons owning or to own a Vessel or Vessels.

“New Vessel Secured Debt Cap” means, in respect of a New Vessel Financing, no more than 80% of the contract price or prices, as applicable, or, in the case of a refinancing, 80% of the Fair Market Value, in respect of the Vessel or Vessels and any other Ready for Sea Cost of the related Vessel or Vessels (and 100% of any related export credit insurance premium), expressed in euros or U.S. dollars, as the case may be, being financed or refinanced by such New Vessel Financing.

“Non-Recourse Debt” means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Ocean Subsidiaries Permitted Investment” means the Intercompany Loan from the Company to Viking Ocean Cruises Finance Ltd in an aggregate principal amount of $50.0 million on October 19, 2012 (and not to exceed an aggregate principal amount of $100.0 million at any one time outstanding), for the purpose of financing amounts payable by Viking Ocean Cruises Ltd in connection with the acquisition of ships, vessels and other related assets, as well as start-up and other expenses related to the growth and development of a Permitted Business.

“Offering Memorandum” means the final offering memorandum dated September 13, 2017 in respect of the Initial Notes.

“Officer” means, with respect to any Person, the Chief Executive Officer or any Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company who is reasonably acceptable to the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means (a) in respect of the Company and its Restricted Subsidiaries, any businesses, services or activities engaged in or proposed to be engaged in (as described in the Offering Memorandum) by the Company or any of the Restricted Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of the Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Investments” means:

(1) any Investment in a Restricted Subsidiary; provided, however, that, with respect to any equity Investment in any Jones Act Compliant Entity, after giving effect to such equity Investment, the Company or such Restricted Subsidiary’s aggregate equity Investments in such Jones Act Compliant Entity shall not exceed 25% (or such other percentage as may be permitted under the Jones Act at the time of such Investment) of the total equity capitalization of such Jones Act Compliant Entity;

(2) any Investment in (x) cash in U.S. dollars, euros, Swiss francs, U.K. pounds sterling or Australian dollars, (y) Cash Equivalents or (z) Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(8) Investments represented by Hedging Obligations, which obligations are permitted by Section 4.09(b)(11) hereof;

(9) repurchases of the Notes;

(10) any Guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date (including the Intercompany Loan), and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) Management Advances;

(14) Investments consisting of the licensing and contribution of intellectual property rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(15) Investments consisting of, or to finance the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels) or purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, licenses or leases of intellectual property rights, in each case, in the ordinary course of business;

(16) so long as no Default or Event of Default has occurred and is continuing, any Ocean Subsidiaries Permitted Investment; provided that prior to making any Investment under this clause (16) (other than the initial $50.0 million Investment with a portion of the proceeds from the offering of the Existing Notes), the Company shall have delivered to the Trustee an Officer’s Certificate stating that no Default or Event of Default has occurred and is continuing and that such Investment constitutes an “Ocean Subsidiaries Permitted Investment”; and

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed the greater of (i) $20.0 million and (ii) 5.0% of Consolidated EBITDA of the Company for the most recently ended Calculation Period at the time of such Investment, provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07 hereof, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause.

“Permitted Liens” means:

(1) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(1);

(2) Liens in favor of the Company or any of the Restricted Subsidiaries;

(3) Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary;

(4) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(5) Liens on any property or assets of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness, in each case, incurred pursuant to Section 4.09(b)(4) hereof in connection with the financing of all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any assets or property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred other than (i) the assets (including Vessels) and property acquired, improved, constructed, leased or financed (provided that to the extent any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness relate to multiple assets or properties, then all such assets and properties may secure any such Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness) and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property;

(6) Liens existing on the Issue Date;

(7) Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property subject to any such Lien and for which adequate reserves are being maintained to the extent required by IFRS;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Restricted Subsidiary shall have set aside on its books reserves in accordance with IFRS; and with respect to Vessels: (i) Liens fully covered (in excess of customary deductibles) by valid policies of insurance and (ii) Liens for general average and salvage, including contract salvage; or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(11) Liens securing Indebtedness under Hedging Obligations, which obligations are permitted by Section 4.09(b)(11) hereof;

(12) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(13) Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(15) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) Leases, licenses, subleases and sublicenses of assets in the ordinary course of business and Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business

(17) Liens on cash deposited in a bank account owned by the Company or a Restricted Subsidiary to secure Indebtedness represented by letters of credit of the Company or such Restricted Subsidiary that is permitted to be incurred pursuant to Section 4.09(b)(3) hereof;

(18) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any real property leased by the Company or any Restricted Subsidiary and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(19) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(20) Liens on Unearned Customer Deposits (i) in favor of credit card companies pursuant to agreements therewith consistent with industry practice and (ii) in favor of customers;

(21) pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Company or any Restricted Subsidiary’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(22) Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Company or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15% of the net proceeds of such disposal;

(23) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from vessel chartering, maintenance, the furnishing of supplies and bunkers to vessels;

(24) Liens on any property or assets of the Company or any of its Restricted Subsidiaries securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(20) hereof; provided that such Lien extends only to (i) the assets (including Vessels), purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of which is financed thereby and any proceeds or products thereof, and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property;

(25) Liens securing an aggregate principal amount of Indebtedness not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to Section 4.09(b)(6) provided that such Lien extends only to Vessels, Related Vessel Property and related purchase price, lease expense, rental payments or cost of design, construction, installation or improvement and any proceeds or products thereof;

(26) Liens securing an aggregate principal amount of Indebtedness not to exceed the maximum principal amount of Indebtedness that, as of the date such Indebtedness was incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to be greater than 3.50 to 1.00;

(27) Liens created on any asset of the Company or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Company or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(28) Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (i) $50.0 million and (ii) 1.0% of Total Tangible Assets at any one time outstanding;

(29) Liens arising from financing statement filings (or similar filings in any applicable jurisdiction) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(30) Liens on the Equity Interests of Unrestricted Subsidiaries; and

(31) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (30) (but excluding clauses (5), (17) and (28)); provided that (x) any such Lien (i) is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or (ii) in the case of Liens securing Indebtedness incurred pursuant to Section 4.09(b)(6), is limited to Vessels, Related Vessel Property and related purchase price, lease expense, rental payments or cost of design, construction, installation or improvement and any proceeds or products thereof and (y) the Indebtedness secured by such Lien at such time (i) is not increased to any amount greater than the sum of the outstanding principal amount or, if greater, committed amount of such Indebtedness at the time the original Lien became a Permitted Lien under this Indenture and an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refinancing or replacement or (ii) would otherwise be permitted to be incurred under Section 4.09(b)(6) and secured by a Lien pursuant to clause (25); provided, further, however, that in the case of any Liens to secure any extension, renewal, refinancing or replacement of Indebtedness secured by a Lien referred to in clause (25), the principal amount of any Indebtedness incurred for such extension, renewal, refinancing or replacement shall be deemed secured by a Lien under clause (25) and not this clause (30) for purposes of determining the principal amount of Indebtedness permitted to be secured by Liens pursuant to clause (25).

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company may classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest and the accretion of accreted value, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of Total Tangible Assets at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Total Tangible Assets to be exceeded if calculated based on the Total Tangible Assets on the date of such refinancing, such percentage of Total Tangible Assets shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price), or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Notes and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, on terms at least as favorable to the Holders of Notes or the Note Guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary that is not a Guarantor if the Company or a Guarantor is the issuer or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Launch Expenses” means, with respect to any period, the amount of expenses (other than interest expense) incurred in connection with the launch of any new Vessel prior to the commencement of ordinary course revenue-generating cruises and directly related to such commencement of the Vessel.

“Principal” means Mr. Torstein Hagen.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Productive Asset Lease” means any lease or charter of one or more Vessels (other than leases or charters required to be classified and accounted for as a capital leases under IFRS).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either Moody’s or S&P ceases to rate debt securities or debt instruments, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the U.S. Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ready for Sea Cost” means with respect to a Vessel to be acquired, constructed or leased (pursuant to a Capital Lease Obligation) by the Company or any Restricted Subsidiary, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified as “property, plant and equipment” in accordance with IFRS and any assets relating to such Vessel.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Party” means:

(1) any immediate family member of the Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consists of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

“Related Vessel Property” means (x) any cash deposited in a bank account owned by the Company or a Restricted Subsidiary representing prepayments of principal and interest of the relevant financing for up to one year, (y) any insurance policies or proceeds relating to such Vessel (whether incurred by way of pledge or assignment of such policies or proceeds thereof or otherwise) and (z) any warranty claims of the Company or a Restricted Subsidiary (whether incurred by way of pledge or assignment of such claims or otherwise) against a contractor or developer of any such Vessel.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Responsible Officer” means, with respect to the Trustee, any officer within the Corporate Trust Administration – Corporate Finance Unit of the Trustee (or any successor division, unit or group of the Trustee) assigned to the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(2) and the second sentence of Section 7.05 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Company, except for such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under this Indenture and that is secured by such cash or Cash Equivalents.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary and any Jones Act Compliant Entity.

“Rule 144” means Rule 144 promulgated under the U.S. Securities Act.

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“Rule 903” means Rule 903 promulgated under the U.S. Securities Act.

“Rule 904” means Rule 904 promulgated under the U.S. Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date, the ratio of (1) the Consolidated Total Indebtedness of such Person that is secured by a Lien on any assets of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) less the amount of cash, Cash Equivalents and debt service reserve accounts in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (2) Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred.

In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Indebtedness Leverage Ratio Calculation Date”), then the Secured Indebtedness Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Company) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

In addition, for purposes of calculating the Secured Indebtedness Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Secured Indebtedness Leverage Ratio Calculation Date, or that are to be made on the Secured Indebtedness Leverage Ratio Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Company and may include anticipated expense and cost reduction synergies that would be permitted to be included in a pro forma prepared in accordance with Regulation S-X under the U.S. Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Indebtedness Leverage Ratio Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Indebtedness Leverage Ratio Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the Secured Indebtedness Leverage Ratio Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Secured Indebtedness Leverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Secured Indebtedness Leverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Secured Indebtedness Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Secured Indebtedness Leverage Ratio Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries which are Restricted Subsidiaries (1) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Company or (2) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated assets of the Company.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swiss Withholding Tax” means any taxes imposed under the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer).

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additional liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax).

“Taxes” and “Taxation” shall be construed to have corresponding meanings.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means the total assets of the Company and its Subsidiaries that are Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, determined on a consolidated basis in accordance with IFRS.

“Total Tangible Assets” means the Total Assets excluding consolidated intangible assets.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 15, 2022; provided, however, that if the period from the redemption date to September 15, 2022, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unearned Customer Deposits” means amounts paid to the Company or any of its Subsidiaries representing customer deposits for unsailed bookings (whether paid directly by the customer or by a credit card company).

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company (other than any Guarantor or any successor to the Company) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in the manner described below and (b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt or a Lien described in clause (30) of the definition of “Permitted Lien”;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“U.S. Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the U.S. Securities Act.

“U.S. Securities Act” means the Securities Act of 1933, as amended.

“Vessel” means a passenger cruise vessel which is owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amounts of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.01
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Authorized Agent”	12.09
“Available Amount”	10.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Code”	4.01
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Judgment Currency”	12.15
“Legal Defeasance”	8.02
“Luxembourg Guarantor”	10.02
“Notes Documents”	10.02
“Notes Offer”	4.10
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Required Currency”	12.15
“Restricted Obligations”	10.02
“Restricted Payments”	4.07
“Swiss Federal Tax Administration”	10.02
“Swiss Guarantor”	10.02
“Tax Jurisdiction”	4.01
“Tax Redemption Date”	3.10
“Total Loss”	4.09

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture (and shall be applicable as if this Indenture were qualified under the TIA).

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are not defined herein but are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meaning so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” is not limiting;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions; and

(8) references to sections of or rules under the U.S. Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. If Definitive Notes are issued, they will be issued only in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof, upon receipt by the Registrar of instructions relating thereto and any certificates and other documentation required by this Article 2.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached hereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the U.S. Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2) an Officer’s Certificate from the Company.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests therein as hereinafter provided.

(3) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.15 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided, however, that any Additional Notes may not have the same identification number (or be represented by the same Global Note or Global Notes) as the Notes unless either (i) the Additional Notes are treated as part of the same issue for U.S. federal income tax purposes or (ii) both the Notes and the Additional Notes are issued with no (or less than a de minimis amount of) original issue discount for U.S. federal income tax purposes. The Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 hereof. Any Additional Notes shall be issued pursuant to an indenture supplemental to this Indenture.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company. The Trustee shall not be liable for any actions or non-actions of any such agents, and shall not have any obligation to monitor or supervise such agents.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. If the Company changes any Paying Agent or Registrar after the Trustee has commenced acting as such, the Company shall provide the Trustee with ten (10) Business Days’ notice, such notice to indicate whether the Trustee should continue acting as a Paying Agent and/or a Registrar and specifying the Trustee’s duties therein. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest or Additional Amounts, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Company shall not serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the U.S. Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the U.S. Securities Act; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes and a Holder requests the issuance of Definitive Notes.

Upon the occurrence of either of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the U.S. Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee shall take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, if applicable.

If any such transfer is effected pursuant to subparagraph (3) above at a time when a Regulation S Permanent Global Note or an IAI Global Note have not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Regulation S Permanent Global Notes or IAI Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (3) above.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the U.S. Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the U.S. Securities Act.

If any such transfer is effected pursuant to subparagraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (4) above.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the U.S. Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the U.S. Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the U.S. Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the U.S. Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the U.S. Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (3), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the U.S. Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the U.S. Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the U.S. Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the U.S. Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the U.S. Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note, and in the case of clause (E), the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the U.S. Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the U.S. Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e). Subject to the restrictions of this Section 2.06, Notes issued as Definitive Notes may be transferred or exchanged, in whole or in part, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof, to persons who take delivery thereof in the form of Definitive Notes.

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the U.S. Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Company so requests, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the U.S. Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the U.S. Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Temporary Regulation S Global Note.

(1) Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

(2) During the Restricted Period, beneficial ownership interests in Regulation S Temporary Global Notes may only be sold, pledged or transferred (A) to the Company, (B) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Regulation S Permanent Global Note) or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and beneficial interests in a 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(3) Within a reasonable period after expiration or termination of the Restricted Period, beneficial interests in each Regulation S Temporary Global Note shall be exchanged for beneficial interests in a Regulation S Permanent Global Note upon delivery to DTC of the certification of compliance and the transfer of applicable Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of the corresponding Regulation S Permanent Global Note, the Trustee shall cancel the corresponding Regulation S Temporary Global Note. The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(4) Notwithstanding anything to the contrary in this Section 2.06, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the U.S. Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the U.S. Securities Act other than Rule 903 or Rule 904.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PURSUANT TO THE INDENTURE PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF VIKING CRUISES LTD.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(4) ERISA Legend. Each Global Note and each Definitive Note shall bear a legend in substantially the following form:

“THE ACQUIRER ALSO REPRESENTS THAT EITHER (I) NO PORTION OF THE ASSETS USED BY IT TO ACQUIRE AND HOLD THIS NOTE (OR ANY INTEREST HEREIN) CONSTITUTES ASSETS OF A PLAN (WHICH TERM INCLUDES (A) EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE CODE OR TO PROVISIONS UNDER APPLICABLE STATE, FEDERAL, LOCAL OR NON-US LAWS OR REGULATIONS SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”) AND (C) ENTITIES WHOSE UNDERLYING ASSETS ARE CONSIDERED “PLAN ASSETS” (AS DEFINED IN SECTION 3(42) OF ERISA OR ANY APPLICABLE SIMILAR LAW)) OR (II) THE ACQUISITION AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF ANY APPLICABLE SIMILAR LAW.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.06 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Sections 3.02 or 3.10 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Notwithstanding anything to the contrary in this Article 2, the Company is not required to register the transfer of any Definitive Notes:

(A) for a period of 15 days prior to any date fixed for the redemption of the Notes;

(B) for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part;

(C) for a period of 15 days prior to the record date with respect to any interest payment date; or

(D) which the Holder has tendered (and not withdrawn) for repurchase under Section 4.10 or Section 4.15.

(7) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(8) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(9) All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(10) None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any beneficial owner in a Global Note, Depositary participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Depositary participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Depositary participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Notes). The rights of beneficial owners in the Global Notes shall be exercised only through the Depositary subject to the Applicable Procedures. The Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and Additional Amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Depositary participant or between or among the Depositary, any such Depositary participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(11) None of the Trustee, the Paying Agent or the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants, Indirect Participants or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor will be disregarded and deemed not to be outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of all canceled Notes in accordance with the Trustee’s then customary procedures (subject to the record retention requirements of the U.S. Exchange Act). Certification of the disposal of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation, except as otherwise provided herein.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis or by lot, unless otherwise required by law or applicable stock exchange or Depositary requirements. In the case of Global Notes issued pursuant to Article 2 hereof, the Depositary shall select Notes based on its Applicable Procedures. The Trustee shall not be liable for selections made by it in accordance with this paragraph or for the selections made by it in accordance with this paragraph or for selections made by the Depositary.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to September 15, 2020, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture, upon giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to but not including the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering; provided that

(1) at least 60% of the aggregate principal amount of the Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to September 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium (as calculated by the Company) as of, and accrued and unpaid interest and Additional Amounts, if any, to but not including the date of redemption, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to Section 3.07(a), Section 3.07(b) and Section 3.10 hereof, the Notes will not be redeemable at the Company’s option prior to September 15, 2022.

(d) On or after September 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Redemption Price
2022	102.938%
2023	101.958%
2024	100.979%
2025 and thereafter	100.000%

(e) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.

(a) The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Amounts, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(b) Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(c) On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Redemption for Changes in Taxes

(a) The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with Section 3.03 hereof), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed by the Company for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company is or would be required to pay Additional Amounts, and the Company cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, the appointment of a new Paying Agent but excluding the reincorporation or reorganization of the Company or any Guarantor), and the requirement arises as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction (other than Russia or any political subdivision thereof or therein) affecting taxation which change or amendment becomes effective on or after the Issue Date (or, in the case of Russia or any political subdivision thereof or therein, or if the relevant Tax Jurisdiction has changed since the Issue Date, which change or amendment has not been publicly announced as formally proposed before and becomes effective on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture); or

(2) any change in, or amendment to, the existing official published position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment or official position becomes effective on or after the Issue Date (or, in the case of Russia or any political subdivision thereof or therein, or if the relevant Tax Jurisdiction has changed since the Issue Date, which change, amendment or official position has not been publicly announced as formally proposed before and becomes effective on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture).

(b) In the case of Additional Amounts required to be paid as a result of the Company conducting business other than in the place of its organization, such amendment or change must be announced and become effective on or after the date in which the Company begins to conduct business giving rise to the relevant withholding or deduction.

(c) The Company will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver the Trustee an opinion of independent tax counsel

(which counsel shall be reasonably acceptable to the Trustee) to the effect that there has been such change or amendment which would entitle the Company to redeem the Notes hereunder. In addition, before the Company mails notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Company taking reasonable measures available to it.

(d) The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions as described above, in which event it will be conclusive and binding on all of the Holders.

(e) For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC on any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such directive will not be a change or amendment for such purposes.

(f) Any redemption pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company will pay or cause to be paid the principal of, premium on, if any, and interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

(b) The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

(c) All payments made by or on behalf of the Company or any of the Guarantors under or with respect to the Notes (whether or not in the form of Definitive Registered Notes) or any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Company or any Guarantor (including any successor entity), is then incorporated, engaged in business, organized or resident for tax purposes or any political subdivision or governmental authority thereof or therein or (ii) any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision or governmental authority thereof or therein (each of (i) and (ii), a “Tax Jurisdiction”), will at any time be required to be made from any payments under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner of Notes (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received and retained in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the Holder or the beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation) being a citizen or resident or national of, incorporated in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the acquisition or holding of such Notes, the exercise or enforcement of rights under such Note or this Indenture or under a Note Guarantee or the receipt of payments in respect of such Note or a Note Guarantee;

(2) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(4) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;

(5) any Taxes imposed as result of any Note presented for payment (where presentation is required) by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(6) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee;

(7) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Company’s reasonable written request addressed to the Holder or beneficial owner at least 60 days before any such withholding or deduction would be payable to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(8) any Taxes imposed or withheld by reason of the failure of the Holder or beneficial owner of the Notes to comply with the requirements of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date of the Offering Memorandum (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations issued thereunder or any official interpretation thereof or any agreement entered into pursuant to Section 1471 of the Code; or

(9) any combination of clauses (1) through (8) above.

(d) In addition to the foregoing, the Company and the Guarantors will also pay and indemnify the Holder for any present or future stamp, issue, registration, value added, transfer, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any Note Guarantee or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee.

(e) If the Company or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificates must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. The Trustee shall be entitled to rely absolutely on an Officer’s Certificate as conclusive proof that such payments are necessary, and may conclusively presume that no payments are necessary unless and until it receives any such Officer’s Certificate.

(f) The Company or the relevant Guarantor will make all withholdings and deductions (within the time period and in the minimum amount) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor will furnish to the Trustee (or to a Holder upon request), within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

(g) Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(h) The obligations described under Sections 4.01(c), (d), (e) and (f) hereof will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) and any political subdivision or taxing authority or agency thereof or therein having the power to tax.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company will furnish to the Trustee:

(1) within 120 days after the end of the Company’s fiscal year beginning with the fiscal year ending December 31, 2017, annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the Offering Memorandum and the following information: (A) audited consolidated balance sheet of the Company as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company for the three most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (B) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (2) or (3) below); provided that such pro forma financial information shall be provided only to the extent available without unreasonable expense; (C) an operating and financial review of the audited financial statements, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (D) a description of the business, management and shareholders of the Company, material affiliate transactions and material debt instruments; and (E) material risk factors and material recent developments; provided that any item of disclosure that complies in all material respects with the requirements applicable under Form 20-F under the U.S. Exchange Act for annual reports with respect to such item will be deemed to satisfy the Company’s obligations under this clause (1) with respect to such item;

(2) within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Company beginning with the fiscal quarter ending September 30, 2017, quarterly reports containing the following information: (A) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods (which may be presented on a pro forma basis) for the Company, together with condensed footnote disclosure; (B) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates (unless such pro forma information has been provided in a previous report pursuant to sub-clause (A) or (C) of this clause (2)); provided that such pro forma financial information shall be provided only to the extent available without unreasonable expense; (C) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition and results of operations of the Company and any material change between the current quarterly period and the corresponding period of the prior year; and (D) material recent developments; and

(3) promptly after the occurrence of any material acquisition, disposition or restructuring of the Company and the Restricted Subsidiaries, taken as a whole, or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company announces publicly, a report containing a description of such event.

(b) Contemporaneously with the furnishing of each such report discussed above, the Company will post such report to its website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgement (but not restrict the recipients of such information in trading of securities of the Company or its Affiliates).

(c) Within ten Business Days of the furnishing of each such report discussed above, the Company will hold a conference call related to the report. Details regarding access to such conference call will be posted at least 24 hours prior to the commencement of such call on the website, IntraLinks or other online data system on which the report is posted.

(d) The annual report required by the preceding paragraph will include a presentation either on the face of the financial statements or in footnotes thereto of the assets and liabilities and operating results of the Guarantors separate from the assets and liabilities and operating results of the non-Guarantor Subsidiaries. In addition, if the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(e) All financial statements shall be prepared in accordance with IFRS; provided that the Board of Directors of the Company may elect not to comply with the treatment of direct marketing and advertising costs under IAS 38, Intangible Assets, and, as determined in good faith by the Board of Directors of the Company, any other IFRS requirements inconsistent with industry practice. The footnotes to such financial statements shall explain in reasonable detail any such non-IFRS practices used in the preparation of such financial statements. Except as provided in the second preceding sentence, all financial statements shall be prepared in accordance with IFRS on a consistent basis for the periods presented; provided, however, that the reports set forth in Section 4.03(a) above may, in the event of a change in applicable IFRS present earlier periods on a basis that applied to such periods, subject to the provisions of this Indenture. Except as provided for above, no report need include separate financial statements for the Company or Subsidiaries of the Company or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.

(f) In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(g) The Trustee shall have no duty to examine any of such reports, information or documents to ascertain whether they contain the information and otherwise comply with the foregoing; the sole duty of the Trustee in respect of same being to file the same and make them available to Holders during normal business hours upon reasonable prior written request. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest or Additional Amounts, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within (30) thirty days upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or any of its Restricted Subsidiaries and other than dividends or distributions payable to the Company or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent entity of the Company;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is expressly contractually subordinated in right of payment to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (a)(1) through (a)(4) above being collectively referred to as “Restricted Payments”), unless, at the time of any such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since October 1, 2012 (excluding Restricted Payments permitted by Sections 4.07(b)(2), (3), (4), (7) and (12) hereof), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by the Company since October 1, 2012 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii) to the extent that any Restricted Investment that was made after October 1, 2012 is (a) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities received; or (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Company’s Restricted Investment as of the date such entity becomes a Restricted Subsidiary; plus

(iv) to the extent that any Unrestricted Subsidiary of the Company designated as such after October 1, 2012 is redesignated as a Restricted Subsidiary, or is merged or consolidated into the Company or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Company or a Restricted Subsidiary, in each case, after October 1, 2012, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets to the extent such investments reduced the restricted payments capacity under this clause (c) and were not previously repaid or otherwise reduced; plus

(v) 100% of any dividends or distributions received by the Company or a Restricted Subsidiary after October 1, 2012 from an Unrestricted Subsidiary to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period (excluding, for the avoidance of doubt, repayments of, or interest payments in respect of, any Designated Proceeds Restricted Payment, any Ocean Subsidiaries Permitted Investment or the Permitted Investments pursuant to clause (16) or (17) of the definition thereof).

(b) The preceding provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(4)(c)(ii) and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 hereof;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company, or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary or any direct or indirect parent entity of the Company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million in the aggregate in any twelve-month period (increasing to $30.0 million following an underwritten public Equity Offering) with unused amounts being carried over to succeeding twelve-month periods subject to a maximum of $30.0 million (increasing to $60.0 million following an underwritten public Equity Offering); and provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of the Company or a Restricted Subsidiary received by the Company or a Restricted Subsidiary during such twelve-month period, in each case to members of management, directors or consultants of the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent entities to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.07(a)(4)(c) or Section 4.07(b)(2) of this paragraph or to an optional redemption of the Notes pursuant to Section 3.07 hereof;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with Section 4.09 hereof;

(7) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(8) (i) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary (other than a Jones Act Compliant Entity) to the holders of its Equity Interests (other than the Company or any Restricted Subsidiary) on no more than a pro rata basis or (ii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Jones Act Compliant Entity to the holders of its Equity Interests (other than the Company or any Restricted Subsidiary) in an aggregate amount not to exceed in any calendar year $2.0 million per passenger cruise vessel owned by or contracted to be owned by such Jones Act Compliant Entity;

(9) the declaration and payment of dividends on the Company’s common Equity Interests (or the payment of dividends to any parent entity to fund a payment of dividends on such parent entity’s common Equity Interests), following the first public offering of the Company’s common Equity Interests or the common Equity Interests of any parent entity after the Issue Date, in an amount not to exceed 6.00% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s or such parent entity’s common Equity Interests registered on Form S-4 or Form S-8;

(10) so long as no Default or Event of Default has occurred and is continuing, any Designated Proceeds Restricted Payment;

(11) the declaration and payment of regularly scheduled or accrued dividends to holders of preferred stock of the Company issued prior to the Issue Date in an aggregate amount not to exceed $150,000 in any calendar year;

(12) the payment of a dividend to Viking Holdings Ltd in an aggregate amount not to exceed $175 million, plus any amounts necessary to pay unpaid interest, premiums, fees, expenses or other amounts in connection with any redemption; the proceeds of which shall be used by Viking Holdings Ltd to fund the redemption of all of its outstanding 8.625% / 9.375% Senior PIK Toggle Notes due 2018, which redemption occurred on August 21, 2014; or

(13) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (13) not to exceed (as of the date any such Restricted Payment is made) the greater of (i) $50.0 million and (ii) 1.0% of Total Tangible Assets of the Company for the most recently ended Calculation Period.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment or, at the Company’s election, the date a commitment is made to make such Restricted Payment, of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (13) of Section 4.07(b) or is entitled to be made pursuant to the first paragraph of this covenant or one or more clauses in the definition of “Permitted Investments,” the Company will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (13), the definition of “Permitted Investments” and such first paragraph in a manner that complies with this covenant; provided that if any Investment pursuant to clause (13) above or clause (17) of the definition of “Permitted Investments” is made in any Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.20 hereof, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not such clause.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(2) make loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness, charter documents and shareholder agreement as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially less favorable to the Holders of the Notes, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the Company);

(2) this Indenture, the Notes and the Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially less favorable to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and the Company determines at the time of the incurrence of such Indebtedness that such encumbrances or restrictions will not adversely effect, in any material respect, the Company’s ability to make principal or interest payments on the Notes;

(4) applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) hereof;

(8) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13) any customary Productive Asset Leases for Vessels and other assets used in the ordinary course of our business; provided that such encumbrance or restriction only extends to the Vessel or other asset financed in such Productive Asset Lease;

(14) any Restricted Investment not prohibited by Section 4.07 hereof and any Permitted Investment;

(15) any encumbrance or restriction existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Indenture at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person other than such Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary; provided that the encumbrances or restrictions are customary for the business of such Unrestricted Subsidiary and would not, at the time agreed to, be expected (as determined in good faith by the Company) to affect the ability of the Company and the Guarantors to make payments under the Notes and this Indenture;

(16) customary encumbrances or restrictions contained in agreements in connection with Hedging Obligations permitted under this Indenture; and

(17) any encumbrance or restriction existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in Section 4.08(b)(1) through Section 4.08(b)(16) hereof, or in this Section 4.08(b)(17); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not and will not permit any Restricted Subsidiary to issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 4.09(a) above will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any Restricted Subsidiary up to an aggregate principal amount equal to the greater of (i) of $275.0 million and (ii) 7.0% of Total Tangible Assets at any time outstanding; provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this Section 4.09;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and any Restricted Subsidiary of Indebtedness represented by letters of credit in an aggregate principal amount at any time outstanding not to exceed the greater of $25.0 million or 5% of Total Tangible Assets (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder);

(4) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the related Note Guarantees;

(5) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property (including Vessels), plant or equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness, incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 4.09(b)(5), not to exceed the greater of (i) $100.0 million and (ii) 2.5% of Total Tangible Assets at any time outstanding (it being understood that any such Indebtedness may be incurred after the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels)); provided that the principal amount of any Indebtedness permitted under this Section 4.09(b)(5) did not in each case at the time of incurrence exceed (i) in the case of a completed Vessel, the Fair Market Value and (ii) in the case of an uncompleted Vessel, 80% of the contract price for the acquisition of such Vessel, as determined on the date on which the agreement for construction of such Vessel was entered into by the Company or its Restricted Subsidiary, plus any other Ready for Sea Cost of such Vessel;

(6) the incurrence by the Company, any Guarantor or any Jones Act Compliant Entity of Indebtedness in connection with New Vessel Financings in an aggregate principal amount at any one time outstanding not exceeding the New Vessel Aggregate Secured Debt Cap as calculated on the date of the relevant incurrence under this Section 4.09(b)(6);

(7) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or Sections 4.09(b)(2) or (b)(4) hereof or this Section 4.09(b)(7);

(8) Indebtedness or Disqualified Stock of the Company and Indebtedness or Disqualified Stock or preferred stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or preferred stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with Section 4.07(a)(4)(c)(ii) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clause (3) of the definition thereof);

(9) the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company or any Restricted Subsidiary; provided that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Company and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(9);

(10) the issuance by any Restricted Subsidiary to the Company or to any of its Restricted Subsidiaries of preferred stock; provided that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(10);

(11) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(12) the Guarantee by the Company or any Guarantor of Indebtedness of the Company, any Guarantor or any Jones Act Compliant Entity to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (i) in respect of workers’ compensation claims, self-insurance obligations, captive insurance companies, bankers’ acceptances, performance and surety bonds in the ordinary course of business; (ii) in respect of letters of credit, surety, performance or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person or consistent with industry practice (including as required by any governmental authority) and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; (iii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 days; and (iii) consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(14) Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary (other than Indebtedness Incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided, however, with respect to this Section 4.09(b)(14), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred the Company would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof after giving effect to the incurrence of such Indebtedness pursuant to this Section 4.09(b)(14);

(15) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(16) the incurrence by the Company or any Restricted Subsidiary of Indebtedness in the form of Unearned Customer Deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(17) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with credit card processing arrangements entered into in the ordinary course of business;

(18) the incurrence by the Company or any Restricted Subsidiary of Indebtedness to finance the replacement (through construction or acquisition) of a Vessel upon the total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, such Vessel (collectively, a “Total Loss”) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Company or any of its Restricted Subsidiaries from any Person in connection with such Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to such Total Loss and any costs and expenses incurred by the Company or any of its Restricted Subsidiaries in connection with such Total Loss;

(19) the incurrence by the Company or any Restricted Subsidiary of Indebtedness in relation to (i) regular maintenance required on any of the Vessels owned or chartered by the Company or any of its Restricted Subsidiaries, and (ii) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels; and

(20) the incurrence of Indebtedness or the issuance of Disqualified Stock by the Company or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed the greater of (i) $100.0 million and (ii) 2.5% of Total Tangible Assets (it being understood that Indebtedness incurred pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed to be incurred or issued for purposes of the first paragraph of this covenant from and after the first date on which the Company or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 4.09(a) hereof without reliance on this clause (20)).

(c) Neither the Company nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b)(1) through Section 4.09(b)(20) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.

(e) The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in the Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred.

(f) Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(g) The amount of any Indebtedness outstanding as of any date will be:

(1) in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as recorded on the balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities), that are assumed by the transferee of any such assets and as a result of which the Company and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Capital Stock or assets of the kind referred to in Section 4.10(b)(3) or Section 4.10(b)(5) hereof;

(d) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

(e) consideration consisting of Indebtedness of the Company or any Guarantor received from Persons who are not the Company or any Restricted Subsidiary; and

(f) consideration other than cash, Cash Equivalents or Replacement Assets received by the Company or any Restricted Subsidiary in such Asset Sale with a Fair Market Value, taken together with all other consideration received pursuant to this clause (f) that is at the time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 1.0% of Total Tangible Assets at the time of the receipt of such consideration, with the Fair Market Value of each item of such consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to permanently reduce or repay Obligations under a Credit Facility to the extent such Obligations were incurred under Section 4.09(b)(1) and to correspondingly reduce any outstanding commitments with respect thereto;

(2) to purchase the Notes pursuant to an offer to all Holders of Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the date of purchase (a “Notes Offer”);

(3) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(4) to make a capital expenditure;

(5) to acquire other assets (other than Capital Stock) not classified as current assets under IFRS that are used or useful in a Permitted Business;

(6) to repurchase, prepay, redeem or repay Indebtedness (a) of a Restricted Subsidiary which is not a Guarantor, or Indebtedness of any Guarantor that is secured by a Lien on such assets or (b) which is pari passu in right of payment with the Notes or any Note Guarantee; provided, however, that if the Company or a Restricted Subsidiary shall so repurchase, prepay, redeem, or repay Indebtedness pursuant to Section 4.10(b)(6)(b), the Company will make a Notes Offer for an aggregate principal amount of Notes at least equal to the proportion that (x) the total aggregate principal amount of Notes outstanding bears to (y) the sum of the total aggregate principal amount of Notes outstanding plus the total aggregate principal amount outstanding of such pari passu Indebtedness; provided, further, that the Company shall be deemed to have satisfied its obligation to make a Notes Offer if it otherwise equally and ratably reduces obligations under the Notes through (x) open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (y) as provided under Section 3.07 hereof; or

(7) enter into a binding commitment to apply the Net Proceeds pursuant to Section 4.10(b)(3), (b)(4) or (b)(5) above; provided that such binding commitment (or any subsequent commitments replacing the initial commitment that may be cancelled or terminated) shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 360 day period.

(c) Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes as described in Section 4.10(b)(2) or Section 4.10(b)(6) hereof shall be deemed to have been invested whether or not such Notes Offer is accepted) will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $40.0 million, within ten Business Days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantees with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to but not including the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, the Trustee will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described in Section 3.02 hereof), based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 360 days (or such longer period provided above) or with respect to Excess Proceeds of $40.0 million or less.

(e) The Company will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Notes Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 hereof or the Change of Control, Asset Sale or Notes Offer provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or the Change of Control, Asset Sale or Notes Offer provisions of this Indenture by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are, taken as a whole, no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company (or in the event there is only one disinterested director, by such disinterested director, or, in the event there are no disinterested directors, by unanimous approval of the members of the Board of Directors of the Company).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) above:

(1) any employment agreement, collective bargaining agreement, consultant, employee benefit arrangements with any employee, consultant, officer or director of the Company or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees, salaries, bonuses, compensation, other employee benefits and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of Officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate Section 4.07 hereof;

(7) transactions pursuant to, or contemplated by any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not-materially more disadvantageous to the Holders of the Notes than the original agreement as in effect on the Issue Date;

(8) Permitted Investments (other than Permitted Investments as defined in clauses (3), (4), (5), (12), (15) and (17) of the definition thereof);

(9) Management Advances;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or the Restricted Subsidiaries, as applicable, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(11) the granting and performance of any registration rights for the Company’s Capital Stock;

(12) any contribution to the capital of the Company;

(13) pledges of Equity Interests of Unrestricted Subsidiaries; and

(14) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) between the Company and any other Person or a Restricted Subsidiary of the Company and any other Person with which the Company or any of its Restricted Subsidiaries files a consolidated tax return or which the Company or any of its Restricted Subsidiaries is part of a group for tax purposes that are effected for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any provision of this Indenture; provided that any such tax sharing arrangement does not permit or require payments in excess of the amount of tax that would be payable by the Company and its Restricted Subsidiaries on a stand-alone basis.

Section 4.12 Liens.

The Company will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except Permitted Liens, unless contemporaneously with (or prior to) the incurrence of such Lien all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, if the Indebtedness secured by such Lien is subordinate or junior in right of payment to the Notes or a Note Guarantee, as the case may be, then the Lien securing such Indebtedness shall be subordinate or junior in priority to the Lien securing the Notes at least to the same extent as such Indebtedness is subordinate or junior to the Notes or a Note Guarantee, as the case may be.

Section 4.13 Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture. In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder at such Holder’s registered address or otherwise deliver a notice in accordance with Section 3.03 hereof, stating that a Change of Control Offer is being made and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by this Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent will promptly mail (or cause to be delivered) to each Holder which has properly tendered and so accepted the Change of Control Payment for such Notes, and the Trustee (or an authenticating agent appointed by the Company) will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Any Note so accepted for payment will cease to accrue interest on or after the Change of Control Payment Date. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(e) The Company’s obligations under this Section 4.15, in accordance with Section 9.02, may be waived or modified with the consent of the Holders of a majority in principal amount of the Notes prior to the occurrence of the Change of Control.

Section 4.16 Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(a) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.09(a) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof;

(b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(c) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

Section 4.17 Limitation on Issuance of Guarantees of Indebtedness.

(a) The Company will not permit any of its Restricted Subsidiaries that are not Guarantors on the Issue Date, directly or indirectly, to Guarantee the payment of any other Indebtedness of the Company or its Restricted Subsidiaries unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Note Guarantee of the payment of the Notes by such Restricted Subsidiary which Guarantee will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness and with respect to any guarantee of Indebtedness that is expressly contractually subordinated in right of payment to the Notes or to any Note Guarantee by such Restricted Subsidiary, any such guarantee will be subordinated to such Restricted Subsidiary’s Note Guarantee at least to the same extent as such subordinated Indebtedness is subordinated to the Notes.

(b) Section 4.17(a) above will not be applicable to any guarantees of any Restricted Subsidiary:

(1) existing on the Issue Date;

(2) that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(3) arising solely due to granting of a Permitted Lien that would not otherwise constitute a guarantee of Indebtedness of the Company or any Guarantor.

(c) Each additional Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors or sureties (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(d) Notwithstanding the foregoing, the Company shall not be obligated to cause such Restricted Subsidiary to guarantee the Notes to the extent that such guarantee by such Restricted Subsidiary would reasonably be expected to give rise to or result in (i) any liability for the officers, directors or shareholders of such Restricted Subsidiary, (ii) any violation of applicable law that cannot be prevented or otherwise avoided through measures reasonably available to the Company or the Restricted Subsidiary or (iii) any

significant cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (ii) undertaken in connection with such Note Guarantee which cannot be avoided through measures reasonably available to the Company or the Restricted Subsidiary.

Section 4.18 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders of Notes in any jurisdiction where (A)(i) the solicitation of such consent, waiver or amendment, including in connection with an offer to purchase for cash, or (ii) the payment of the consideration therefor would require the Company or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), which the Company in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

Section 4.19 [Reserved].

Section 4.20 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.21 Calculation of Original Issue Discount.

If any Additional Notes are issued with “original issue discount,” the Company shall file with the Trustee promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on outstanding Notes as of the end of such year and (b) such other specific information relating to such original issue discount as may be required to be provided to the Trustee or to the holders of the Notes pursuant to the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company will not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (y) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries which are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of any member state of the European Union as in effect on December 31, 2003, Bermuda, Switzerland, Canada, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes, by a supplemental indenture entered into with the Trustee, all the obligations of the Company under the Notes and this Indenture,

(3) immediately after such transaction, no Default or Event of Default is continuing;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(5) the Company delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and, in the case in which a supplemental indenture is entered into, such supplemental indenture, comply with this covenant and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(b) In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties or assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c) Section 5.01(a)(3) and Section 5.01(a)(4) above will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets or merger or consolidation of the Company with or into another Guarantor and Section 5.01(a)(4) above will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets or merger or consolidation of the Company with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction for tax reasons.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest and Additional Amounts, if any, on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or relevant Guarantor to comply with Section 4.15 or Section 5.01 hereof;

(4) failure by the Company or relevant Guarantor for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in this Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in clauses (1), (2) or (3) above);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness that is due and has not been paid, together with the principal amount of any other such Indebtedness that is due and has not been paid or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Company, the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect;

(7) except as permitted by this Indenture (including with respect to any limitations), any Note Guarantee of a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor which is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 30 days;

(8) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency, or

(e) generally is not paying its debts as they become due; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee may, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may and the Trustee shall, if so directed by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, declare all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, the principal, interest, premium, if any, and any Additional Amounts on the Notes shall be due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders of all of the Notes rescind an acceleration and its consequences (except nonpayment of principal, interest or premium, if any, or any Additional Amounts that has become due solely because of the acceleration).

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest or Additional Amounts, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults and Rescission of Acceleration.

(a) The Holders of not less than a majority in aggregate principal amount of the Notes outstanding by notice to the Trustee may, on behalf of the Holders of all outstanding Notes, waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default:

(1) in the payment of the principal or premium, if any, any Additional Amounts or interest on any Note held by a non-consenting Holder (which may only be waived with the consent of each Holder affected), or

(2) for any Note held by a non-consenting Holder, in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

(b) Upon any such waiver, such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with applicable law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders of the Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

No Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders have offered and, if requested, provide to the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture and the Notes of any Holder to receive payment of principal of, premium on, if any, or interest or Additional Amounts, if any, on any Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be changed without the consent of such Holder. For the avoidance of doubt, no amendment to, or deletion of, Sections 4.02 through 4.21, inclusive, hereof, shall be deemed to change any Holder’s right to receive payments of principal of, premium on, if any, or interest of Additional Amounts, if any, on the Notes.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest and Additional Amounts, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property is distributable in respect of the Company’s obligations under this Indenture, such money or property shall be paid in the following order:

First: to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Amounts, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraphs (b) and (e) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on, or to invest, any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both and the Trustee may conclusively rely upon such Officer’s Certificate or Opinion of Counsel. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and the Trustee will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, appraisal, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of such Default or Event of Default from the Company or any Holder is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. In the absence of receipt of such notice, the Trustee may conclusively assume that there is no Default or Event of Default.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(m) The permissive right of the Trustee to take or refrain from taking action hereunder shall not be construed as a duty.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty or covenant made in this Indenture.

No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which, as a result thereof, the Trustee shall become subject to taxation or other consequents that, in the sole determination of the Trustee, are adverse to the Trustee, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation.

The Trustee, in each of its capacities, including without limitation, as Trustee, Paying Agent and Registrar, assumes no responsibility for the accuracy or completeness of the information concerning it or its affiliates or any other party contained in the Offering Memorandum or any of the related documents or for any failure by it or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest or Additional Amounts, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors, jointly and severally, will indemnify the Trustee against any and all losses, liabilities or expenses (including taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and the termination for any reason of this Indenture.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and the termination for any reason of this Indenture.

(e) Without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in clause (8) or (9) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law or similar law.

(f) “Trustee” for purposes of this Section 7.07 shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

If the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign as Trustee. For the purposes of this Indenture, the Trustee shall be deemed to have acquired a conflicting interest within the meaning of TIA §310(b).

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

Section 7.12 Appointment of Co-Trustees and Separate Trustee.

(a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, or if the Trustee is unable or unwilling to execute any documents or take any other action under the Indenture in any jurisdiction, unless otherwise instructed by Holders of at least 25% in aggregate principal amount of the Notes then outstanding, the Trustee shall have the power to appoint, and may execute and deliver any and all instruments necessary for the appointment of, one or more Persons to act as a co-trustee or co-trustees with the Trustee, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable and as are set forth in such instrument. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.10 hereof and no notice to Holders of the appointment of any co-trustee or separate trustee shall be required hereunder. Should any written instrument or instruments from the Company or any Guarantor be required by a co-trustee or separate trustee so appointed to more fully confirm to such co-trustee or separate trustee such powers, duties, obligations, rights and trusts, and any all instruments shall on request, be executed.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(1) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that the instrument of appointment provides that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee or as otherwise provided in the instrument of appointment;

(2) the Trustee shall not be personally liable by reason of any act or omission of any co-trustee or separate trustee hereunder. No co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any separate trustee or any other co-trustee hereunder. No separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any co-trustee or any other separate trustee hereunder;

(3) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of his, her or its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without appointment of a new or successor trustee.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest (including Additional Amounts) or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.20 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), (4), (5), (6) and (7) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Additional Amounts and premium, if any) on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee:

(1) an opinion of United States counsel, which counsel is reasonably acceptable to the Trustee, confirming that (i) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(2) an Opinion of Counsel in the jurisdiction of incorporation of the Company, which counsel is reasonably acceptable to the Trustee, to the effect that the Holders of the Notes will not recognize income, gain or loss for tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee:

(1) an Opinion of Counsel in the United States, which counsel is reasonably acceptable to the Trustee, confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(2) an Opinion of Counsel in the jurisdiction of incorporation of the Company, which counsel is reasonably acceptable to the Trustee, to the effect that the Holders of the Notes will not recognize income, gain or loss for tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(f) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(g) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest or Additional Amounts, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest or Additional Amounts, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(5) to conform the text of this Indenture, the Notes, or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees, which intent may be evidenced by an Officer’s Certificate to that effect;

(6) to release any Note Guarantee in accordance with the terms of this Indenture;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(8) to allow any Guarantor to execute a supplemental indenture and a Note Guarantee with respect to the Notes;

(9) to comply with requirements of the Commission in order to effect or maintain the qualification hereof under the TIA; or

(10) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture.

(b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

In connection with any proposed amendment or supplement provided for in this Section 9.01, the Trustee will be entitled to receive, and rely conclusively on, an Opinion of Counsel and/or an Officer’s Certificate.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest or Additional Amounts, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

The consent of the Holders under this Section 9.02 is not necessary to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent.

(c) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) make any change to the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee in respect thereof on or after the due dates therefor;

(5) waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(6) make any Note payable in money other than that stated in the Notes;

(7) make any change in the provisions of this Indenture relating to waivers of past Defaults or to the contractual right expressly set forth in this Indenture or the Notes of any Holder of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes on or after the due date therefor;

(8) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or Section 4.15 hereof);

(9) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(10) make any change in the preceding amendment and waiver provisions.

Section 9.03 [Reserved]

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, on, and interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, on and interest and Additional Amounts, if any, on the Notes (to the extent permitted by law) and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to or for the benefit of the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either the Company or the Guarantors to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar national, federal, local or state law, a voidable preference, financial assistance or improper corporate benefit or violate the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation, in each case, to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance or a voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation.

(b) Limitations for Bermuda Guarantors. The Note Guarantee of any Guarantor incorporated under Bermuda law shall be limited to the net assets of such Guarantor at the relevant time.

(c) Limitations for Luxembourg Guarantors. The Note Guarantee of any Guarantor incorporated under Luxembourg law (hereinafter, a “Luxembourg Guarantor”) shall be limited to the effect that, without limiting any specific exemptions set out below, no obligations guaranteed by a Luxembourg Guarantor will extend to include any obligation or liability if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 49-6 of the Luxembourg Law dated August 10, 1915 on commercial companies, as amended, or if to do so would constitute a misuse of corporate assets (abus des biens sociaux) as defined at Article 171-1 of the Luxembourg Law dated August 10, 1915 on commercial companies, as amended.

Notwithstanding any other provision in this Indenture, the maximum amount payable by a Luxembourg Guarantor in respect of the obligations guaranteed by such Luxembourg Guarantor shall not, at any time, exceed the greater of: (A) an amount equal to 95 percent of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the Issue Date, as shown in its most recently and duly approved financial statements (comptes annuels) or, where relevant, in respect of the opening balance sheet for the newly established Luxembourg Guarantors; and (B) an amount equal to 95 percent of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the first date upon which the Trustee or a Holder makes written demand upon the relevant Luxembourg Guarantor to make payment in respect of the obligations guaranteed by the Luxembourg Guarantor, as shown in its most recently and duly approved financial statements (comptes annuels) or, where relevant, in respect of the opening balance sheet for the newly established Luxembourg Guarantors. For this purpose “net assets (capitaux propres)” will be determined in accordance with Article 34 of the Luxembourg Law dated December 19, 2002, as amended, on the Register of Commerce and Companies, on accounting and annual accounts of the companies and amending certain other legal provisions.

The limit in the preceding paragraph will not apply to the extent that the obligations guaranteed by a Luxembourg Guarantor relate to the Luxembourg Guarantor’s borrowings and to the Luxembourg Guarantor’s Subsidiaries’ borrowings or any other liabilities of the relevant Luxembourg Guarantor’s

Subsidiaries under this Indenture, the Notes and the Note Guarantee of a Luxembourg Guarantor.

(d) Limitations for Swiss Guarantors. The Note Guarantee of any Guarantor incorporated under Swiss law shall be limited as set out hereunder:

If and to the extent that obligations of a Guarantor incorporated in Switzerland (the “Swiss Guarantor”) under this Indenture or an applicable Note Guarantee, are for the benefit of its direct or indirect Affiliates (other than its direct or indirect wholly owned Subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the following provisions shall apply:

The aggregate liability of a Swiss Guarantor for Restricted Obligations under this Indenture or an applicable Note Guarantee shall be limited to the extent and in the maximum amount of its profits and reserves available for distribution to its shareholders at the point in time such Swiss Guarantor’s obligations fall due (the “Available Amount”), provided that this is a requirement under applicable law at that time and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from performing Restricted Obligations hereunder in excess thereof, but merely postpone the performance date therefor until such times as performance is again permitted notwithstanding such limitation.

Immediately after having been requested to perform Restricted Obligations under this Indenture or an applicable Note Guarantee, a Swiss Guarantor shall and any parent company of such Swiss Guarantor shall procure that such Swiss Guarantor will:

(i) if and to the extent requested by the Trustee or required under then applicable Swiss law, provide the Trustee, within 30 business days, with (a) an interim balance sheet audited by its statutory auditors, (b) the determination by the statutory auditors of the Available Amount based on such interim audited balance sheet and (c) a confirmation from the statutory auditors of such Swiss Guarantor that the Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves;

(ii) take such further corporate and other action which may be necessary at the time (such as board and shareholder approvals and the receipt of any confirmations from its statutory auditors) in order to allow a prompt payment under this Indenture or an applicable Note Guarantee with a minimum of limitations; and/or

(iii) immediately after confirming the Available Amount in accordance with sub-paragraph (i) above, procure that any amounts received or collected by the Trustee under and in connection with Restricted Obligations under this Indenture or an applicable Note Guarantee in excess of the Available Amount shall be retransferred to it as soon as possible and, if not already done so, be paid up to the Available Amount (less, if required, any Swiss Withholding Tax) to the Trustee.

If so required under applicable law (including double tax treaties) in force at the time it is required to perform Restricted Obligations under this Indenture or an applicable Note Guarantee, a Swiss Guarantor shall:

(i) use its best efforts to ensure that any payments under this Indenture or an applicable Note Guarantee can be made without deduction of Swiss Withholding Tax or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii) if and to the extent required by applicable law in force at the relevant time (including double taxation treaties):

(A) deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as is in force at that time) from any payment under this Indenture or an applicable Note Guarantee;

(B) pay the Swiss Withholding Tax to the tax authorities referred to in Article 34 of the Swiss Federal Law on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21) (the “Swiss Federal Tax Administration”); and

(C) notify and provide evidence to the Trustee that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.

A Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Trustee upon receipt any amount so refunded.

(e) For the avoidance of doubt, nothing in this Section 10.02 shall adversely affect the rights of Holders to receive Additional Amounts pursuant to Section 4.01(c) hereof.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer or a Director of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers or Directors.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. If an Officer or a Director whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors. The Company shall cause any Restricted Subsidiary so required by Section 4.17 to execute a supplemental indenture in the form of Exhibit F to this Indenture and a notation of Note Guarantees in the form of Exhibit E to this Indenture in accordance with Section 4.17 and this Article 11.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms

(a) A Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and this Indenture as described under this Article 10) will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor and its Subsidiaries which are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default is continuing;

(2) either:

(A) the person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture pursuant to a supplemental indenture; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture; and

(3) the Company delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and, in the case in which a supplemental indenture hereinafter referred to is entered into, such supplemental indenture, comply with this covenant and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person (if other than the Guarantor), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05 Note Guarantees Release.

(a) The Note Guarantee of a Guarantor will automatically be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10 of this Indenture and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) upon repayment of the Notes; or

(5) upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided in Section 8.02, Section 8.03 and Section 11.01;

provided that, in each case, such Guarantor has delivered to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to such release have been complied with.

(b) Any additional Note Guarantee by a Guarantor pursuant to Section 4.17 hereof shall be automatically released when the Indebtedness that caused such Guarantor to enter into the additional Note Guarantee pursuant to Section 4.17 hereof has been fully discharged or no longer Guaranteed.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to but not including the date of maturity or redemption;

(2) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(3) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will and Additional Amounts, if any, survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest or Additional Amounts, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12.

MISCELLANEOUS

Section 12.01 [Reserved].

Section 12.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Viking Cruises Ltd

5700 Canoga Avenue, Suite 200

Woodland Hills, California 91367

Facsimile No.: (818) 594-8446

Attention: Investor Relations

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

Facsimile No.: (213) 687-5600

Attention: Gregg Noel and Jonathan Ko

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

400 South Hope Street, Suite 400

Los Angeles, California 90017

Facsimile No.: (213) 630-6298

Attention: Corporate Trust Division – Corporate Finance Unit

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee and the Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt by the Trustee at its Corporate Trust Office.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

The Trustee shall have the right, but shall not be required, to rely upon and comply with notices, instructions, directions or other communications sent by e-mail, pdf, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Company; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such reliance upon or compliance with such notices, instructions, directions or other communications; provided that such reliance was not in bad faith. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by any other similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Company agrees to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Company shall use all reasonable endeavors to ensure that any such notices, instructions, directions or other communications transmitted to the Trustee pursuant to this Indenture are complete and correct. Any such notices, instructions, directions or other communications shall be conclusively deemed to be valid instructions from the Company to the Trustee for the purposes of this Indenture.

Section 12.03 Communication by Holders of Notes with Other Holders of Notes.

Holders of the Notes may communicate pursuant to TIA §312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate (which must include the statements set forth in Section 12.05 hereof) stating that all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.08 Governing Law; Waiver of Trial by Jury.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09 Consent to Jurisdiction and Service of Process.

(a) The Company and each of the Guarantors irrevocably consents and submits, for itself and in respect of any of its assets or property, to the nonexclusive jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and any appellate court from any thereof in any suit, action or proceeding that may be brought in connection with this Indenture or the Notes, and waives any immunity from the jurisdiction of such courts. The Company and each of the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and each Guarantor agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and each such Guarantor, and waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s and each such Guarantor’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

(b) The Company and each of the Guarantors have appointed CT Corporation as their authorized agent upon whom process may be served in relation to any proceedings in a state or federal court in the Borough of Manhattan in The City of New York, New York (the “Authorized Agent”). Such appointment of the Authorized Agent shall be irrevocable unless and until replaced by an agent acceptable to the Trustee, or any person who controls the Trustee. The Company and each of the Guarantors represent and warrant that the Authorized Agent has agreed to act as said agent for service of process, and the Company and each of the Guarantors agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company and each of the Guarantors shall be deemed, in every respect, effective service of process upon this Indenture. The Company and each of the Guarantors agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c) To the extent that the Company or any of the Guarantors may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to or arising out of this Indenture to claim for itself or its revenues, assets or properties immunity (whether by reason of sovereign immunity or otherwise) from suit, from the jurisdiction of any court (including, but not limited to, any court of the United States of America or the State of New York) or from any legal process with respect to itself or its property, from attachment prior to judgment, from set-off, from execution of a judgment, from the grant of injunctive relief, whether prior to or after judgment, or from any other legal process (including, without limitation, in relation to enforcement of any arbitration award), and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Company or such Guarantor, as applicable, hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity and consents to the grant of any such relief.

Section 12.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.12 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (i.e., “pdf”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf”) shall be deemed to be their original signatures for all purposes.

Section 12.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.15 Judgment Currency.

Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”) which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Company or any Guarantor, shall constitute a discharge of the Company or the Guarantor’s obligation under this Indenture and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of the Required Currency which the Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Company and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 12.16 FATCA.

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to this Indenture, the Company agrees (i) upon reasonable written request of The Bank of New York Mellon Trust Company, N.A. to use commercially reasonable efforts to provide to The Bank of New York Mellon Trust Company, N.A. sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so The Bank of New York Mellon Trust Company, N.A. can determine whether it has tax related obligations under Applicable Tax Law, and (ii) that The Bank of New York Mellon Trust Company, N.A. may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by Applicable Tax Laws from payments hereunder without any liability therefor. The terms of this Section 12.16 shall survive the termination of this Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

VIKING CRUISES LTD

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

DILO HOLDINGS LIMITED, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

LASPENTA HOLDINGS LIMITED, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

PASSENGER FLEET LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING CATERING AG, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Indenture]

VIKING CROISIERES S.A., as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING CRUISES CHINA LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES FINANCE LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES II LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Indenture]

VIKING OCEAN CRUISES SHIP I LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP II LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP V LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP VI LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP VII LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Indenture]

VIKING OCEAN CRUISES SHIP VIII LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP IX LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP X LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP XI LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING OCEAN CRUISES SHIP XII LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Indenture]

VIKING RIVER CRUISES (BERMUDA) LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING RIVER CRUISES (INTERNATIONAL) LLC, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING RIVER CRUISES AG, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING RIVER CRUISES LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING RIVER CRUISES UK LIMITED, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Indenture]

VIKING RIVER CRUISES, INC., as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING RIVER TOURS LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING SEA LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING SERVICES LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

VIKING SUN LTD, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Indenture]

VIKING USA LLC, as Guarantor

By:	/s/ Torstein Hagen
Name: Torstein Hagen
Title: Authorized Signatory

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to Indenture]

Face of Note

CUSIP/CINS ____________

5.875% Senior Notes due 2027

No. ___	$____________

Viking Cruises Ltd

promises to pay to      or registered assigns,

the principal sum of __________________________________________________________ DOLLARS on September 15, 2027.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Dated: _______________

VIKING CRUISES LTD

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:
Authorized Signatory

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Back of Note

5.875% Senior Notes due 2027

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Viking Cruises Ltd, an exempted company incorporated with limited liability organized under the laws of Bermuda (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 5.875% per annum from ________________, ___ until maturity and Additional Amounts, if any. The Company will pay interest, if any, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be _____________, _____. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Additional Amounts, if any, to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, interest and Additional Amounts, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, interest and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

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(4) INDENTURE. The Company issued the Notes under an Indenture dated as of September 20, 2017 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) ADDITIONAL AMOUNTS.

(a) All payments made by or on behalf of the Company or any of the Guarantors under or with respect to the Notes (whether or not in the form of Definitive Registered Notes) or any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Company or any Guarantor (including any successor entity), is then incorporated, engaged in business, organized or resident for tax purposes or any political subdivision or governmental authority thereof or therein or (ii) any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision or governmental authority thereof or therein (each of (i) and (ii), a “Tax Jurisdiction”), will at any time be required to be made from any payments under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner of Notes (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received and retained in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to: (i) any Taxes, to the extent such Taxes would not have been imposed but for the Holder or the beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation) being a citizen or resident or national of, incorporated in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the acquisition or holding of such Notes, the exercise or enforcement of rights under such Note or the Indenture or under a Note Guarantee or the receipt of payments in respect of such Note or a Note Guarantee; (ii) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period); (iii) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes; (iv) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive; (v) any Taxes imposed as result of any Note presented for payment (where presentation is required) by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member

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state of the European Union; (vi) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee; (vii) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Company’s reasonable written request addressed to the Holder or beneficial owner at least 60 days before any such withholding or deduction would be payable to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation; (viii) any Taxes imposed or withheld by reason of the failure of the Holder or beneficial owner of the Notes to comply with the requirements of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date of the Offering Memorandum (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations issued thereunder or any official interpretation thereof or any agreement entered into pursuant to Section 1471 of the Code; or (ix) any combination of clauses (1) through (8) above.

(b) In addition to the foregoing, the Company and the Guarantors will also pay and indemnify the Holder for any present or future stamp, issue, registration, value added, transfer, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any Note Guarantee or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee.

(c) If the Company or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificates must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. The Trustee shall be entitled to rely absolutely on an Officer’s Certificate as conclusive proof that such payments are necessary, and may conclusively presume that no payments are necessary unless and until it receives any such Officer’s Certificate.

(d) The Company or the relevant Guarantor will make all withholdings and deductions (within the time period and in the minimum amount) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor will furnish to the Trustee (or to a Holder upon request), within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

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(e) Whenever in the Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The obligations described under Sections 4.01(c), (d), (e) and (f) of the Indenture will survive any termination, defeasance or discharge of the Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) and any department or political subdivision or taxing authority or agency thereof or therein having the power to tax.

(6) OPTIONAL REDEMPTION.

(a) At any time prior to September 15, 2020, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture, upon giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to but not including the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date), with the net cash proceeds of an Equity Offering; provided that:

(i) at least 60% of the aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to September 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium (as calculated by the Company) as of, and accrued and unpaid interest and Additional Amounts, if any, to but not including the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) Except pursuant to paragraph 6(a) and 6(b) and paragraph 10 hereof, the Notes will not be redeemable at the Company’s option prior to September 15, 2022.

(d) On or after September 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

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Year	Redemption Price
2022	102.938%
2023	101.958%
2024	100.979%
2025 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(7) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder at such Holder’s registered address or otherwise deliver a notice in accordance with Section 3.03 of the Indenture, stating that a Change of Control Offer is being made and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such compliance.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within ten Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $40.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantees with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid

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interest and Additional Amounts, if any, to but not including the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, the Trustee will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described in Section 3.02 of the Indenture), based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(9) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(10) REDEMPTION FOR CHANGES IN TAXES.

(a) The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with Section 3.03 of the Indenture), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed by the Company for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company is or would be required to pay Additional Amounts, and the Company cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, the appointment of a new Paying Agent but excluding the reincorporation or reorganization of the Company or any Guarantor), and the requirement arises as a result of: (i) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction (other than Russia or any political subdivision thereof or therein) affecting taxation which change or amendment becomes effective on or after the Issue Date (or, in the case of Russia or any political subdivision thereof or therein, or if the relevant Tax Jurisdiction has changed since the Issue Date, which change or amendment has not been publicly announced as formally proposed before and becomes effective on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or (ii) any change in, or amendment to, the existing official published position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment or official position becomes effective on or after the Issue Date (or, in the case of Russia or any political subdivision thereof or therein, or if the relevant Tax Jurisdiction has changed since the Issue Date, which change, amendment or official position has not been publicly announced as formally proposed before and becomes effective on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).

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(b) In the case of Additional Amounts required to be paid as a result of the Company conducting business other than in the place of its organization, such amendment or change must be announced and become effective on or after the date in which the Company begins to conduct business giving rise to the relevant withholding or deduction.

(c) The Company will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver the Trustee an opinion of independent tax counsel (which counsel shall be reasonably acceptable to the Trustee) to the effect that there has been such change or amendment which would entitle the Company to redeem the Notes hereunder. In addition, before the Company mails notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Company taking reasonable measures available to it.

(d) For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC on any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such directive will not be a change or amendment for such purposes.

(e) Any redemption pursuant to this paragraph 10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

(11) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(12) PERSONS DEEMED OWNERS. The registered Holder may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

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(13) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class. Without the consent of any Holder, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, mistake, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code); to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect; to conform the text of the Indenture, the Notes, or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Note Guarantees, which intent may be evidenced by an Officer’s Certificate to that effect; to release any Note Guarantee in accordance with the terms of the Indenture; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date; to allow any Guarantor to execute a supplemental indenture and a Note Guarantee with respect to the Notes; to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture.

(14) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or relevant Guarantor to comply with Section 4.15 or Section 5.01 of the Indenture; (iv) failure by the Company or relevant Guarantor for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in the Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iii) above); (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (x) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default, or (y) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness that is due and has not been paid, together with the principal amount of any other such Indebtedness that is due and has not been paid or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company, the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect; (vii) except as permitted by the Indenture (including with respect to any limitations), any Note Guarantee of a Significant Subsidiary or any group of the Company’s

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Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor which is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 30 days; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee may, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may and the Trustee shall, if so directed by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Additional Amounts or premium, if any. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding by notice to the Trustee may, on behalf of the Holders of all outstanding Notes, rescind acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default: (i) in the payment of the principal or premium, if any, any Additional Amounts or interest on any Note held by a non-consenting Holder (which may only be waived with the consent of each Holder affected), or (ii) for any Note held by a non-consenting Holder, in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 30 days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(15) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(16) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

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(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Viking Cruises Ltd

5700 Canoga Avenue, Suite 200

Woodland Hills, California 91367

Attention: Investor Relations

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                         to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10      ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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Face of Regulation S Temporary Global Note

CUSIP/CINS __________

5.875% Senior Notes due 2027

No. ___	$__________

Viking Cruises Ltd

promises to pay to _______________ or registered assigns,

the principal sum of __________________________________________________________ DOLLARS on September 15, 2027.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Dated: _______________

VIKING CRUISES LTD

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:
Authorized Signatory

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Back of Regulation S Temporary Global Note

5.875% Senior Notes due 2027

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF VIKING CRUISES LTD.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, [CEDE & CO.], HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A)

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TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PURSUANT TO THE INDENTURE PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE ACQUIRER ALSO REPRESENTS THAT EITHER (I) NO PORTION OF THE ASSETS USED BY IT TO ACQUIRE AND HOLD THIS NOTE (OR ANY INTEREST HEREIN) CONSTITUTES ASSETS OF A PLAN (WHICH TERM INCLUDES (A) EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE CODE OR TO PROVISIONS UNDER APPLICABLE STATE, FEDERAL, LOCAL OR NON-US LAWS OR REGULATIONS SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”) AND (C) ENTITIES WHOSE UNDERLYING ASSETS ARE CONSIDERED “PLAN ASSETS” (AS DEFINED IN SECTION 3(42) OF ERISA OR ANY APPLICABLE SIMILAR LAW)) OR (II) THE ACQUISITION AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF ANY APPLICABLE SIMILAR LAW.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Viking Cruises Ltd, an exempted company incorporated with limited liability organized under the laws of Bermuda (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 5.875% per annum from _____________, _____ until maturity and Additional Amounts, if any. The Company will pay interest, if any, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment

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Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, _____. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Additional Amounts, if any, to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, interest and Additional Amounts, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, interest and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of September 20, 2017 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) ADDITIONAL AMOUNTS.

(a) All payments made by or on behalf of the Company or any of the Guarantors under or with respect to the Notes (whether or not in the form of Definitive Registered Notes) or any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is

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then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Company or any Guarantor (including any successor entity), is then incorporated, engaged in business, organized or resident for tax purposes or any political subdivision or governmental authority thereof or therein or (ii) any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision or governmental authority thereof or therein (each of (i) and (ii), a “Tax Jurisdiction”), will at any time be required to be made from any payments under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner of Notes (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received and retained in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to: (i) any Taxes, to the extent such Taxes would not have been imposed but for the Holder or the beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation) being a citizen or resident or national of, incorporated in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the acquisition or holding of such Notes, the exercise or enforcement of rights under such Note or the Indenture or under a Note Guarantee or the receipt of payments in respect of such Note or a Note Guarantee; (ii) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period); (iii) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes; (iv) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive; (v) any Taxes imposed as result of any Note presented for payment (where presentation is required) by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union; (vi) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee; (vii) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Company’s reasonable written request addressed to the Holder or beneficial owner at least 60 days before any such withholding or deduction would be payable to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation; (viii) any Taxes imposed or withheld by reason of the failure of the Holder or beneficial owner of the Notes to comply with the requirements of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date of the Offering Memorandum (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations issued thereunder or any official interpretation thereof or any agreement entered into pursuant to Section 1471 of the Code; or (ix) any combination of clauses (1) through (8) above.

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(b) In addition to the foregoing, the Company and the Guarantors will also pay and indemnify the Holder for any present or future stamp, issue, registration, value added, transfer, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any Note Guarantee or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee.

(c) If the Company or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificates must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. The Trustee shall be entitled to rely absolutely on an Officer’s Certificate as conclusive proof that such payments are necessary, and may conclusively presume that no payments are necessary unless and until it receives any such Officer’s Certificate.

(d) The Company or the relevant Guarantor will make all withholdings and deductions (within the time period and in the minimum amount) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor will furnish to the Trustee (or to a Holder upon request), within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

(e) Whenever in the Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The obligations described under Sections 4.01(c), (d), (e) and (f) of the Indenture will survive any termination, defeasance or discharge of the Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) and any department or political subdivision or taxing authority or agency thereof or therein having the power to tax.

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(6) OPTIONAL REDEMPTION.

(a) At any time prior to September 15, 2020, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture, upon giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to but not including the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date), with the net cash proceeds of an Equity Offering; provided that:

(i) at least 60% of the aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to September 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium (as calculated by the Company) as of, and accrued and unpaid interest and Additional Amounts, if any, to but not including the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) Except pursuant to paragraph 6(a) and 6(b) and paragraph 10 hereof, the Notes will not be redeemable at the Company’s option prior to September 15, 2022.

(d) On or after September 15, 2022, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Redemption Price
2022	102.938%
2023	101.958%
2024	100.979%
2025 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(7) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

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(8) REPURCHASE AT OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder at such Holder’s registered address or otherwise deliver a notice in accordance with Section 3.03 of the Indenture, stating that a Change of Control Offer is being made and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such compliance.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within ten Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $40.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantees with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to but not including the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, the Trustee will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described in Section 3.02 of the Indenture), based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(9) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is

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issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(10) REDEMPTION FOR CHANGES IN TAXES.

(a) The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with Section 3.03 of the Indenture), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed by the Company for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company is or would be required to pay Additional Amounts, and the Company cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, the appointment of a new Paying Agent but excluding the reincorporation or reorganization of the Company or any Guarantor), and the requirement arises as a result of: (i) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction (other than Russia or any political subdivision thereof or therein) affecting taxation which change or amendment becomes effective on or after the Issue Date (or, in the case of Russia or any political subdivision thereof or therein, or if the relevant Tax Jurisdiction has changed since the Issue Date, which change or amendment has not been publicly announced as formally proposed before and becomes effective on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or (ii) any change in, or amendment to, the existing official published position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment or official position becomes effective on or after the Issue Date (or, in the case of Russia or any political subdivision thereof or therein, or if the relevant Tax Jurisdiction has changed since the Issue Date, which change, amendment or official position has not been publicly announced as formally proposed before and becomes effective on or after the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).

(b) In the case of Additional Amounts required to be paid as a result of the Company conducting business other than in the place of its organization, such amendment or change must be announced and become effective on or after the date in which the Company begins to conduct business giving rise to the relevant withholding or deduction.

(c) The Company will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver the Trustee an opinion of independent tax counsel (which counsel shall be reasonably acceptable to the Trustee) to the effect that there has been such change or amendment which would entitle the Company to redeem the Notes hereunder. In addition, before the Company mails notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Company taking reasonable measures available to it.

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(d) For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC on any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such directive will not be a change or amendment for such purposes.

(e) Any redemption pursuant to this paragraph 10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent

(11) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.

(12) PERSONS DEEMED OWNERS. The registered Holder may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class. Without the consent of any Holder, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, mistake, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code); to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under

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the Indenture of any such Holder in any material respect; to conform the text of the Indenture, the Notes, or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Note Guarantees, which intent may be evidenced by an Officer’s Certificate to that effect; to release any Note Guarantee in accordance with the terms of the Indenture; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date; to allow any Guarantor to execute a supplemental indenture and a Note Guarantee with respect to the Notes; to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture.

(14) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or relevant Guarantor to comply with Section 4.15 or Section 5.01 of the Indenture; (iv) failure by the Company or relevant Guarantor for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in the Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iii) above); (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (x) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default, or (y) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness that is due and has not been paid, together with the principal amount of any other such Indebtedness that is due and has not been paid or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company, the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect; (vii) except as permitted by the Indenture (including with respect to any limitations), any Note Guarantee of a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor which is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 30 days; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If

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any other Event of Default occurs and is continuing, the Trustee may, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may and the Trustee shall, if so directed by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Additional Amounts or premium, if any. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding by notice to the Trustee may, on behalf of the Holders of all outstanding Notes, rescind acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default: (i) in the payment of the principal or premium, if any, any Additional Amounts or interest on any Note held by a non-consenting Holder (which may only be waived with the consent of each Holder affected), or (ii) for any Note held by a non-consenting Holder, in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 30 days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(15) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(16) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

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(20) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Viking Cruises Ltd

5700 Canoga Avenue, Suite 200

Woodland Hills, California 91367

Attention: Investor Relations

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                              to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10      ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Company address block]

[Registrar address block]

Re: 5.875% Senior Notes due 2027

Reference is hereby made to the Indenture, dated as of September 20, 2017 (the “Indenture”), among Viking Cruises Ltd, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________); or

(iv)	☐ Unrestricted Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Company address block]

[Registrar address block]

Re: 5.875% Senior Notes due 2027 (CUSIP [     ])

Reference is hereby made to the Indenture, dated as of September 20, 2017 (the “Indenture”), among Viking Cruises Ltd, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________________

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EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

[Company address block]

[Registrar address block]

Re: 5.875% Senior Notes due 2027

Reference is hereby made to the Indenture, dated as of September 20, 2017 (the “Indenture”), among Viking Cruises Ltd, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and[, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000,] an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

D-1

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: _______________________

D-2

EXHIBIT E

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of September 20, 2017 (the “Indenture”) among Viking Cruises Ltd, (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if any, if lawful, and the due and punctual payment in full or performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder, by accepting a Note, agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

E-1

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Viking Cruises Ltd (or its permitted successor), an exempted company incorporated with limited liability organized under the laws of Bermuda (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 20, 2017 providing for the issuance of 5.875% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. GUARANTEE. The Guaranteeing Subsidiary hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

Viking Cruises Ltd

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:
Authorized Signatory

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